Exhibit 99.1

Express Scripts Elects Frank Mergenthaler to Board of Directors

ST. LOUIS, MO, January 15, 2009 – Express Scripts, Inc., (NASDAQ:ESRX) today announced that its Board of Directors has elected Frank Mergenthaler as a director and member of the Board.

Mr. Mergenthaler is executive vice president and chief financial officer for the Interpublic Group (NYSE:IPG), one of the world's leading organizations of advertising agencies and marketing services companies with in excess of 40 thousand employees around the world.  At IPG, Mr. Mergenthaler has responsibility for all areas of global finance as well as information technology and investor relations.  He joined IPG with extensive experience in the media and entertainment industry and spent more than a decade at Price Waterhouse.

 “We are honored to welcome Frank Mergenthaler to the Express Scripts Board of Directors and look forward to applying his expertise to our business, especially in the areas of finance and information technology,” said George Paz, chairman and chief executive officer of Express Scripts.

Prior to joining IPG, Mr. Mergenthaler held senior leadership roles at Columbia House Company, a direct marketer of entertainment content that was owned by the Blackstone Group, as well as The Seagram Company Ltd., owners of Universal Studios, Universal Music Group, and the Universal Theme Parks.  At Price Waterhouse, he managed multinational clients and became a partner in the entertainment and media practice of the firm.

Mr. Mergenthaler will also serve as a member of the Audit Committee of Express Scripts’ Board of Directors.

About Express Scripts

Express Scripts, Inc. is one of the largest pharmacy benefit management (PBM) companies in North America, providing PBM services to millions of consumers through facilities in 13 states and Canada. Express Scripts serves thousands of client groups, including managed-care organizations, insurance carriers, third-party administrators, employers and union-sponsored benefit plans. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com.